UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

NABORS INDUSTRIES LTD.

(Exact name of registrant as specified in its charter)

Bermuda	98-0363970
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Crown House 4 Par-la-Ville Road Second Floor Hamilton, HM08 Bermuda (Address of principal executive offices)	N/A (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates (if applicable):  N/A

Securities to be registered pursuant to Section 12(g) of the Act:  None.

EXPLANATORY NOTE

Nabors Industries Ltd. (the “Company”) hereby amends and supplements Item 1 of its Registration Statement on Form 8-A (File No. 001-32657) filed with the Securities and Exchange Commission on July 17, 2012, as previously amended and supplemented on April 4, 2013.  Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Rights Agreement, dated as of July 16, 2012 (as amended to date, the “Rights Agreement”), by and between the Company and Computershare Trust Company, N.A., as the rights agent (the “Rights Agent”).

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.                                                         Description of Registrant’s Securities to be Registered.

On July 15, 2013, the Company and the Rights Agent entered into the Second Amendment to the Rights Agreement (the “Second Amendment”), pursuant to which the Final Expiration Date of the Rights Agreement was extended to July 16, 2016 and the Purchase Price for each one one-thousandth of a Preferred Share was increased to $80.00.

The foregoing description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amendment, which is attached hereto as Exhibit 4.3 and is incorporated herein by reference.

Item 2.                   Exhibits.

Exhibit No.	Description
4.3	Second Amendment, dated as of July 15, 2013, to the Rights Agreement, dated as of July 16, 2012, between Nabors Industries Ltd. and Computershare Trust Company, N.A.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

NABORS INDUSTRIES LTD.

Date: July 15, 2013

	By:	/s/ Mark D. Andrews
Mark D. Andrews
Corporate Secretary

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EXHIBIT INDEX

Exhibit No.	Description
4.3	Second Amendment, dated as of July 15, 2013, to the Rights Agreement, dated as of July 16, 2012, between Nabors Industries Ltd. and Computershare Trust Company, N.A.

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